UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 28, 2011
The St. Joe Company
(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

133 South WaterSound Parkway
WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)
(850) 588-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
Item 7.01 Regulation FD.
Item 8.01 Other Material Events
SIGNATURES

Item 1.02	Termination of a Material Definitive Agreement.
     On June 28, 2011, The St. Joe Company (the “Company”) notified BB&T Capital Markets that it was exercising its right to early terminate the Credit Agreement, dated as of September 19, 2008, as amended (the “Credit Agreement”), by and among the Company, the initial guarantors listed therein, the lenders listed therein, Branch Banking and Trust Company, as administrative agent, and BB&T Capital Markets, as lead arranger, which provides for a $125.0 million revolving credit facility. The termination will be effective on July 1, 2011. The Credit Agreement was scheduled to mature on September 19, 2012. The description of the material terms of the Credit Agreement is set forth in the Company’s Form 10-K for the year ended December 31, 2010 and is incorporated by reference herein. The Company will not incur any prepayment penalties in connection with the early termination of the Credit Agreement.
     The Company believes that its current cash position and anticipated cash from operating activities will be more than sufficient to meet the Company’s currently anticipated liquidity requirements. The early termination will allow the Company to avoid commitment fees payable pursuant to the Credit Agreement and eliminate contractual restrictions and covenants set forth in the Credit Agreement, including, without limitation, restrictions relating to acquisitions or dispositions, investments, capital expenditures, dividends and stock repurchases. The Company believes that this additional flexibility will permit it to explore additional opportunities that may be accretive to its shareholders.
     Based on its early termination of the Credit Agreement, the Company will again have the flexibility to utilize its previously approved stock repurchase program to repurchase its stock opportunistically in open market purchases, in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), privately negotiated transactions or otherwise. The Company currently has $103.8 million available under the stock repurchase program. The timing and amount of any shares repurchased will depend upon a variety of factors, including market and business conditions, applicable legal requirements and other factors. Repurchases may be commenced or suspended at any time or from time to time without prior notice. The stock repurchase program will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in the Company’s sole discretion.

Item 7.01	Regulation FD.
     The information set forth above in Item 1.02 regarding the Company’s stock repurchase program is incorporated by reference herein.

Item 8.01	Other Material Events.
     The Company previously disclosed in January 2011 that the Securities and Exchange Commission (the “SEC”) is conducting an informal inquiry into the Company’s policies and practices concerning impairment of investment in real estate assets. On June 24, 2011, the Company received notice from the SEC that it has issued a related order of private investigation. The order of private investigation covers a variety of matters for the period beginning January 1, 2007 including (a) the antifraud provisions of the Federal securities laws as applicable to the Company and its past and present officers, directors, employees, partners, subsidiaries, and/or affiliates, and/or other persons or entities, (b) compliance by past and present reporting persons or entities who were or are directly or indirectly the beneficial owner of more than 5% of the Company’s common stock (which includes Fairholme Funds, Inc., Fairholme Capital Management L.L.C. and the Company’s current Chairman Bruce R. Berkowitz) with their reporting obligations under Section 13(d) of the Exchange Act, (c) internal controls, (d) books and records, (e) communications with auditors and (f) financial reports. The order designates officers of the SEC to take the testimony of the Company and third parties with respect to any or all of these matters, and the Company is cooperating with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY
By:	/s/ Park Brady
Park Brady
Chief Operating Officer

Date: July 1, 2011